Exhibit 10.17

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

CONFIDENTIAL EXCLUSIVE PATENT LICENSE AND COVENANT NOT TO SUE

This Confidential Exclusive Patent License and Covenant Not to Sue (the “Agreement”) is entered into as of the date of the last signature set forth on the signature page below (the “Effective Date”), between HydroCision, Inc., a Delaware corporation with its principal place of business located at 267 Boston Road, Suite 28, North Billerica, MA 01862 (hereinafter “HydroCision”), on the one hand, and PROCEPT BioRobotics Corporation, a Delaware corporation with a principal place of business at 900 Island Drive, Suite 210 Redwood City, CA 94065 (hereinafter, “PROCEPT”), on the other hand. HydroCision, PROCEPT, and their respective Affiliates are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”
BACKGROUND
A.    WHEREAS, HydroCision owns or has the right to grant exclusive licenses under the Licensed Patents (as defined below);
B.    WHEREAS, PROCEPT desires to obtain a exclusive license and release of all claims under the Licensed Patents in connection with the development, manufacture and commercialization of Licensed Products (as defined below); and
C.    WHEREAS, HydroCision is willing to grant such an exclusive license and release of all claims to PROCEPT under the Licensed Patents.
NOW, THEREFORE, in consideration of the above promises and the mutual covenants of the Parties to be faithfully performed, and other good and valuable consideration, the receipt of which is hereby acknowledged, HydroCision and PROCEPT, intending to be legally bound, agree as follows:
1.DEFINITIONS
In addition to the terms defined above and elsewhere in this Agreement, as used in this Agreement:
1.1“Affiliate” or “Affiliates” of a Party shall mean any person or entity that, as of the Effective Date or during the Term, directly or indirectly controls, is controlled by, or is under common control with such Party, where “control” means greater than fifty percent (50%) beneficial or equitable ownership interest.
1.2 “Controlled” shall mean means, with respect to any know-how, patent rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such know-how, patent rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without (a) breaching the terms of any agreement with a Third Party, or (b) requiring any consent, approval or waiver from any Third Party.
1.3“Field of Use” shall mean all uses in the field of urology.

1.4“Fluid Jet Technology” shall mean the application, formation, control and use of high velocity jets, means of pumping high pressure fluids, cartridges, hose and coupler methods, and the manufacture of any of the foregoing for medical applications.
1.5“HydroCision Improvements” means any Know-How, development, improvement, idea, invention or discovery developed solely by or on behalf of HydroCision (or jointly by HydroCision and any Third Party (including the Existing CM)) during the Improvement Period that (a) (i) arises pursuant to activities conducted under one or more agreements or any collaboration between HydroCision and the Existing CM, or (ii) is an improvement to any invention claimed in a Licensed Patent, and (b) directly relates to the use of Fluid Jet Technology in connection with Licensed Products.
1.6“HydroCision Products” shall mean past, present or future products developed and commercialized by or on behalf of HydroCision or its Affiliates that utilize Fluid Jet Technology.
1.7“Improvement Period” shall mean the period commencing on the Effective Date, and ending on the earlier of (a) the date that PROCEPT ceases to use the Existing CM for manufacture and supply of Licensed Products, and (b) the third (3rd) anniversary of the Effective Date.
1.8“Know-How” shall mean all information, inventions (whether or not patentable), improvements, practices, trade secrets, techniques, methods, processes, knowledge, results, test data, related reports, analytical and quality control data, protocols, models, designs, and other information regarding discovery, development, and manufacturing. Know-How shall not include any patents. For clarity, for the purposes of this Agreement, Know-How shall not include information relating to a Party’s sales activities, including without limitation information relating to marketing, pricing, distribution, costs, customer lists, or sales.
1.9“Licensed Know-How” shall mean all Know-How Controlled by HydroCision as of the Effective Date or during the Improvement Period that covers, or is necessary or useful for, the development, manufacture, use or sale of Licensed Products in the Field of Use, including without limitation any such Know-How in the possession of any Existing CM and used in connection with the manufacture and supply of Licensed Products to PROCEPT as of the Effective Date.
1.10“Licensed Patents” shall mean (a) all Patents Controlled by HydroCision as of the Effective Date that cover or claim Fluid Jet Technology or the development, manufacture, use or sale of Licensed Products in the Field of Use, including without limitation the patents and applications listed in Appendix A; (b) any Patents Controlled by HydroCision during the Improvement Period that cover or claim HydroCision Improvements and (c) any Patents Controlled by HydroCision during the Term, the claims of which would be infringed by PROCEPT’s use or practice of the Patents in (a) in accordance with the licenses granted in Section 2.1 (the Patents in subclause (c), the “Blocking Patents”). [***].
1.11“Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How.
1.12“Licensed Product(s)” shall mean any past, present or future product in the Field of Use that has been, is or will be made, had made, used, offered to sell, sold or imported by, or on behalf of PROCEPT or its Affiliates or sublicensees, wherein such product is covered or could be alleged to be covered by one or more claims of any of the Licensed Patents.

1.13“Patents” shall mean any and all (a) patent applications filed under applicable laws in any jurisdiction, including all provisional and non-provisional applications, conversions, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon; and (b) all patents, reissues, reexaminations and extensions or restorations, including patent term extension, supplementary protection certificates or the equivalent thereof.
1.14“PROCEPT Improvement Know-How” shall mean all Know-How, development, improvement, idea, invention or discovery Controlled by PROCEPT that (a) is developed solely by or on behalf of PROCEPT, or jointly by or on behalf of PROCEPT and HydroCision during the Improvement Period pursuant to activities conducted under one or more agreements between either Party and the Existing CM, and (b) directly relates to the use of Fluid Jet Technology in connection with Licensed Products. PROCEPT Improvement Know-How shall be solely owned by PROCEPT. .
1.15“PROCEPT Improvement Patents” shall mean all Patents Controlled by PROCEPT that (a) claim or cover PROCEPT Improvement Know-How, and (b) directly relate to the use of Fluid Jet Technology in connection with Licensed Products. PROCEPT Improvement Patents shall be solely owned by PROCEPT. For clarity, in no event will PROCEPT Improvement Patents include (i) any Patents that are conversions, divisionals, substitutions, continuations, continuations-in-part, reissues, reexaminations, extensions or restorations of any Patent Controlled by PROCEPT prior to the Effective Date, (ii) any Patent in which PROCEPT acquires rights from any Third Party following the Effective Date, or (iii) any Patent claiming an invention that arises independently outside of activities conducted by PROCEPT in collaboration with the Existing CM..
1.16“Term” shall mean the time period commencing as of the Effective Date and ending upon the expiration of the last of the Licensed Patents to expire.
1.17“Third Party” shall mean any party other than HydroCision, PROCEPT or any Affiliate of either of them.
2.LICENSE
2.1Grant of License. Subject to payment by PROCEPT to HydroCision of the Settlement Payment in accordance with the payment schedule below, HydroCision hereby grants PROCEPT (a) an exclusive, perpetual, irrevocable, worldwide, fully paid-up license, with the right to sublicense as set forth in Section 2.3, under the Licensed Technology (except for the Blocking Patents), and (b) a non-exclusive, perpetual, irrevocable, worldwide, fully paid-up license, with the right to sublicense as set forth in Section 2.3 under the Blocking Patents, to make, have made, use, sell, offer for sale, import, export and otherwise dispose of the Licensed Products in the Field of Use.
2.2Sublicense Rights. The rights granted to PROCEPT in Section 2.1 above includes the right of PROCEPT to grant sublicenses under the Licensed Technology to Third Parties through multiple tiers to develop, make, have made, manufacture, use, sell, and commercialize Licensed Products. Notwithstanding the foregoing, PROCEPT may not grant a sublicense to any Third Party under the Blocking Patents independently of a license granted to such Third Party under the rest of the Licensed Patents.
2.3Patent Prosecution and Maintenance Fees. HydroCision is responsible to pay maintenance fees on the Licensed Patents. HydroCision shall control the prosecution of the Licensed Patents, and will use diligent efforts during the Term to prosecute and maintain the Licensed Patents. HydroCision will keep PROCEPT reasonably informed regarding prosecution and maintenance of the Licensed Patents, and shall provide PROCEPT with a copy of third party submissions or challenges and any final rejection or allowance of claims that are generally or specifically relevant to the practice of the Licensed Patents in the Field of Use, reasonably in advance of any appeal or filing deadline in order that PROCEPT has the opportunity to comment on such prosecution activities, including whether to continue prosecution by way of a request for continued prosecution or a continuation, continuation-in-part or divisional application. HydroCision shall consider in good faith all of PROCEPT’s reasonable comments in connection with such prosecution, and shall incorporate any reasonable comments that relate to the practice of the Licensed Patents in the Field of Use. In the event that Hydrocision decides to abandon prosecution of, or let any Licensed Patent lapse, it will notify PROCEPT at least thirty (30) calendar days before the applicable filing deadline or maintenance fee is due and give PROCEPT the option of paying such maintenance fee or assuming responsibility for the control of prosecution of such Licensed Patent(s). HydroCision hereby acknowledges and agrees that United States patent application number [***], published as [***] titled [***] is a “Licensed Patent” under the terms of the [***] Agreement (as such term is defined therein), and as such, should be recorded at the USPTO with HydroCision as the applicant. Promptly following the Effective Date, HydroCision shall notify [***] of the foregoing issue, and shall use its best efforts to cause [***] to correct the identity of the applicant on the [***] to record HydroCision as the applicant thereon. PROCEPT shall provide reasonable assistance, if requested by HydroCision, in connection with such correction. HydroCision shall notify PROCEPT promptly following confirmation of such correction.
2.4Right to Sue. HydroCision will inform PROCEPT promptly of (a) any interference, opposition or inter-partes review or similar challenge to validity, scope or enforceability of any Licensed Patent, and (b) any actual or suspected infringement or misappropriation of the Licensed Technology by the manufacture, use, import, offer for sale or sale by a Third Party of any product that is competitive with one or more Licensed Products or in the Field of Use. PROCEPT will have the first right but not the obligation to enforce the Licensed Patents, [***] Patents, at its own expense and for its own benefit inside the Field of Use. HydroCision will have the sole right to enforce the Licensed Patents at its own expense and for its own benefit outside the Field of Use. If either Party commences or action and a court dismisses the action for lack of standing or requires the other Party to join, such party will voluntarily do so. If PROCEPT desires to enforce the [***] Patents, HydroCision will cooperate in good faith with PROCEPT to secure such rights [***].
3.MANUFACTURING
3.1Cooperation on Contract Manufacturing. HydroCision acknowledges and agrees that PROCEPT is permitted, pursuant to the rights and licenses granted under this Agreement, to have Licensed Products manufactured and supplied by Third Parties directly to PROCEPT or its Affiliates. HydroCision further acknowledges and agrees that following the Effective Date, the Parties shall permit each other to have Licensed Products (and products of HydroCision that incorporate Fluid Jet Technology) manufactured and supplied by HydroCision’s existing contract manufacturer(s) (the “Existing CMs”) or future contract manufacturers (the “Future CMs”), subject to the remainder of this Section 3.1. Accordingly the Parties agree the following:
(a)HydroCision and PROCEPT agree that they will use commercially reasonable efforts to ensure that the cooperation with Existing CMs set forth in this Article 3 shall not adversely impact with either Party’s supply needs and shall cooperate to enable both Parties to benefit from any savings in cost associated with volume quantities of shared components while PROCEPT is using the Existing CM for its Licensed Products. In light of the foregoing, the Parties acknowledge and agree that in order for PROCEPT to transition to an independent supply relationship for Licensed Products with the Existing CM or a Future CM, it will be necessary for PROCEPT to develop its own product specifications, quality control, clean room, equipment, assemblers and assembly procedures for use in connection with such manufacturing activities (the “Key Manufacturing Elements”). Following the Effective Date, and until PROCEPT has established independent Key Manufacturing Elements, the Parties agree that they will use best efforts to cooperate with each other and the Existing CM in connection with any shared Key Manufacturing Elements, in order to optimize the use of such Key Manufacturing Elements and to seek to ensure that each Party’s supply needs are able to be met during such period. Once PROCEPT has established independent Key Manufacturing Elements, the Parties will cooperate in good faith to wind down PROCEPT’s use of any shared components, and to use reasonable efforts to minimize any costs associated with any such wind down.
(b)Until PROCEPT’s entry into its own agreement with the Existing CM or Future CMs, HydroCision shall continue to supply Licensed Products to PROCEPT on a purchase order basis on the same terms as existing between the Parties as of the Effective Date, provided that for Purchase Orders placed but unfilled as of the Effective Date, or placed following the Effective Date, the price charged to PROCEPT will be the same as the price invoiced by the Existing CM to HydroCision, without any additional mark-up or charges. Except for such price reduction, all other terms, including without limitation ordering logistics, quantities, acceptance and rejection, and discounting, as applicable, will remain unamended.
(c)HydroCision shall waive, and hereby does waive, with respect to PROCEPT and its Affiliates and sublicensees, effective as of the Effective Date, any exclusivity provisions in its agreements with any Existing CM, including any provision that restricts the ability of such Existing CM to manufacture and supply Licensed Products to PROCEPT, its Affiliates and sublicensees, or places limits on the quantity of Licensed Products that may be supplied by such Existing CM;
(d)HydroCision shall provide all assistance reasonably requested by PROCEPT, in order to enable PROCEPT to negotiate at its discretion with such Existing CMs, and enter into its own agreement with the Existing CM. During the Improvement Period, PROCEPT agrees that to the extent that (i) the Licensed Products are being manufactured for PROCEPT under any new agreement with the Existing CMs, and (ii) such Licensed Products are substantially the same as the products being manufactured for PROCEPT as of the Effective Date with respect to the design and operation of the pump cartridge and/or the transmission (i.e., the Licensed Products manufactured for PROCEPT are substantially the same with regard to the design and operation of the pump cartridge and transmission as those being manufactured for HydroCision), PROCEPT will use reasonable efforts to collaborate with HydroCision and the Existing CM to enable HydroCision to benefit from any cost savings associated with respect to the implementation of PROCEPT Improvement Know-How, quantity discounting, volume purchases of similar components and any other factors that might result in cost reductions for PROCEPT on such Licensed Products.
(e)PROCEPT shall grant and hereby grants to HydroCision a non-exclusive, royalty-free, non-transferable, perpetual, irrevocable license, without the right to grant sublicenses, under:
(i)the PROCEPT Improvement Know-How, to manufacture, have manufactured, use, sell, offer for sale and import HydroCision Products in all fields of use outside urology; and

(ii)any PROCEPT Improvement Patents that would be infringed, absent a license from PROCEPT, by the use of Fluid Jet Technology in connection with the development, manufacture or commercialization of any HydroCision Product, to manufacture, have manufactured, use, sell, off.er for sale and import HydroCision Products for use in connection with [***], and [***].
(f)Upon PROCEPT’s request, HydroCision shall perform (or shall cause the Existing CMs to perform) a technology transfer of all Licensed Know-How then in existence (including all tangible embodiments thereof) to PROCEPT or a designated Future CM (the “Technology Transfer”). Promptly following such request, the Parties shall discuss and agree upon a plan for such Technology Transfer, including the timing thereof. HydroCision shall provide reasonable technical assistance to PROCEPT or such Third Party in connection with the Technology Transfer, and shall make personnel available for a reasonable period following such Technology Transfer to respond to questions from PROCEPT or such Third Party in connection with the use and practice of the Licensed Know-How.
4.MUTUAL RELEASES AND DISMISSAL OF LITIGATION
4.1Release and Covenant not to Sue by HydroCision. HydroCision, on behalf of itself and its respective past and present Affiliates, licensees, sublicensees, customers, successors, assigns, officers, directors, partners, members, employees, agents, trustees, acquirers, parents, subsidiaries, beneficiaries, suppliers, distributors and/or manufacturers, fully and forever releases, acquits, covenants not to sue, or to permit any HydroCision representative, subsidiary, successor, and assign, Affiliate, licensee or sublicensee to sue, initiate any action against, or otherwise hold liable PROCEPT, and its current and future Affiliates, sublicensees, licensees, customers, distributors, suppliers, manufacturers, re-sellers, successors, assigns, officers, directors, partners, members, employees, agents, trustees, acquirers, parents, subsidiaries, beneficiaries, and representatives (in each case in such party’s capacity as a customer, distributor, supplier, re-seller, manufacturer, or user of a Licensed Product), , from and against any and all claims, liability, demands, actions, causes of action (whether known or unknown), suits of any kind or nature, rights, damages, costs, losses, expenses, and compensation that were or could have been brought against PROCEPT its Affiliates, sublicensees, licensees, or any of PROCEPT’s customers, distributors, suppliers, manufacturers, re-sellers, and/or users in such party’s capacity as a customer, distributor, supplier, re-seller, or user of a Licensed Product relating to infringement or alleged infringement of the Licensed Patents or otherwise, occurring prior to or after the Effective Date.
5.PAYMENT
5.1Up Front Payment. In consideration of the licenses,releases and other rights granted hereunder, PROCEPT agrees to pay HydroCision two million, five hundred thousand dollars U.S. dollars ($2,500,000) (the “Up Front Payment”). [***].
5.2Terms Related to Payment. [***].
6.REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1Representations, Warranties, and Covenants of PROCEPT. PROCEPT represents, warrants, and covenants as of the Effective Date to HydroCision that (a) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution of this Agreement by PROCEPT and the performance of its obligations hereunder will not violate any agreement, whether written or oral, to which PROCEPT is a party; (c) PROCEPT understands that this Agreement may not provide

PROCEPT all of the rights needed, if any, from parties other than HydroCision to make, have made, use, sell, offer for sale, or import into the United States the Licensed Products; and (d) PROCEPT has the full legal authority necessary to enter into this Agreement and perform the duties and obligations outlined in this Agreement.
6.2Representations, Warranties, and Covenants of HydroCision. HydroCision represents and warrants as of the Effective Date that (a) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution of this Agreement by HydroCision and the performance of its obligations hereunder will not violate any agreement, whether written or oral, to which HydroCision is a party; (c) it has full, complete and exclusive rights to grant all licenses, covenants and other rights to PROCEPT and to perform all obligations of HydroCision under this Agreement, (d) the Patents set forth on Appendix A constitute all Patents owned by HydroCision, or under which HydroCision is granted any right or license by any Third Party, that are necessary or useful for, or related to, the manufacture, use or application of Fluid Jet Technology in any field of use, (e) to the best of HydroCision’s current knowledge the use and practice by PROCEPT of the inventions claimed in the Licensed Patents in connection with the manufacture development or commercialization of Licensed Products will not infringe or misappropriate the Intellectual Property Rights of any Third Party, and (f) there are no past or present challenges by any Third Party to the validity, scope or enforceability of any of the Licensed Patents.
6.3WARRANTY DISCLAIMERS. (A) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE RIGHTS GRANTED TO PROCEPT BY HYDROCISION UNDER THIS AGREEMENT ARE GRANTED IN “AS IS” CONDITION; (B) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.2 ABOVE, HYDROCISION MAKES NO REPRESENTATIONS OR WARRANTIES TO PROCEPT OF ANY KIND, INCLUDING WITHOUT LIMITATION, EXPRESS, IMPLIED, STATUTORY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENT ENFORCEABILITY, OR PATENT VALIDITY REPRESENTATIONS AND/OR WARRANTIES; AND (C) HYDROCISION MAKES NO REPRESENTATION THAT THE USE OF THE LICENSED PATENTS IN CONNECTION WITH THE MANUFACTURE, USE, SALE, OFFER FOR SALE, OR IMPORT OF LICENSED PRODUCTS WILL NOT INFRINGE, DIRECTLY, CONTRIBUTORILY, OR BY INDUCEMENT, ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.
6.4Third Party Patent Issues. Each Party shall promptly notify the other Party if it becomes aware during the Term that the Patents of any Third Party would be infringed by PROCEPT’s use or practice of the Licensed Patents in accordance with the licenses granted in Section 2.1. In such case, the Parties shall promptly meet and discuss the nature of the alleged infringement and possible resolution thereof. HydroCision shall, at its expense, use its best efforts, in consultation with PROCEPT, to modify the Licensed Product to avoid such infringement. If HydroCision is unable to modify the Licensed Product to avoid such infringement, then PROCEPT shall have the sole right, but not the obligation, to negotiate with the applicable Third Party obtain a license on commercially reasonable terms under such Third Party patent rights. PROCEPT will reasonably consult with HydroCision in connection with the negotiations for and financial terms of such a license, and will consider in good faith HydroCision’s reasonable comments in relation thereto, including whether HydroCision Products require such a license. If PROCEPT obtains such a license, the Parties will discuss in good faith and will fairly allocate the non-royalty payments due under such Third Party license based on the fields of use of such license and the number of licensees and sublicensees under the applicable Third Party Patents at such time, provided that in no event will HydroCision bear a share of such non-royalty payments that is less than PROCEPT’s. Each Party (and any other licensees and sublicensees) shall be responsible for any royalty payments arising from sales of its products and services covered by the applicable Third Party Patents.
6.5[***]
7.CONFIDENTIALITY
7.1Confidentiality.
(a)All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement and the negotiations leading to this Agreement (but not the existence of the Agreement) shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law or expressly permitted by this Agreement, they shall not disclose any Confidential Information to any third party and shall use the Confidential Information only for the purposes set forth herein.
(b)Either Party may disclose the terms and existence of this Agreement to its accountants, attorneys, bankers, investors, prospective investors, and any third party covered by the license or the release provided above (collectively, the “Permitted Third Parties”), provided that any such Permitted Third Party is bound to confidentiality obligations that are at least as restrictive as the terms of this confidentiality provision in this Agreement. Either Party may disclose the terms and existence of this Agreement in connection with any litigation involving the Licensed Patents, so long as such Party uses reasonable efforts to cause such disclosure to be covered by a Protective Order or mediation agreement that limits access to those persons typically granted access under “Highly Confidential – Outside Attorneys’ Eyes Only” provisions.
(c)Confidential Information shall not include information that: (i) was already known by the receiving Party, other than under an agreement of secrecy or non-use, at the time of its disclosure; (ii) has passed into the public domain prior to or after its disclosure, other than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving Party; or (iii) was subsequently disclosed, other than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.
(d)Notwithstanding the foregoing, the Parties may disclose the fact that PROCEPT and HydroCision entered into this Agreement; and PROCEPT may disclose that certain products or services of PROCEPT are covered by the license for the Licensed Patents.
8.TERM AND TERMINATION
8.1Term. This Agreement shall commence on the Effective Date and unless earlier terminated, shall remain in force until the expiration of the Term.
8.2Termination for Breach. HydroCision may terminate this Agreement upon ten (10) business days written notice to PROCEPT upon the breach by PROCEPT of any of the payment terms of this Agreement contained in Sections 5.1 and 5.2 above, provided that PROCEPT has not cured the breach within such ten (10) business day period.
8.3No Refund. In no event, including in the event of a finding of invalidity or unenforceability of one or more claims of any Licensed Patent, shall PROCEPT be entitled to a refund or reimbursement of the Up Front Payment; however, this provision shall not prevent

PROCEPT from recovering damages against HydroCision in the event of a breach of this Agreement by HydroCision.
8.4Survival. Article 7 of this Agreement shall survive the termination of this Agreement pursuant to Section 8.1 above. Sections 2.1, 2.2, 6.3, 8.4 and 8.5, and Articles 1, 2, 4, 7 and 9 of this Agreement shall survive its expiration, in each case to the extent they have not been fully performed at the end of the Term.
8.5Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). For purposes of this Agreement, “Bankruptcy Code” means Title 11 of the United States Code. Each Party hereby acknowledges that any Know-How, including without limitation data, information, results, prototypes, designs and manufacturing information that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each Party agrees not to interfere with the other Party’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights and licenses to intellectual property licensed hereunder and embodiments thereof and agrees to use reasonable efforts to assist the other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party to exercise, pursuant to Section 365(n) of the Bankruptcy Code, such rights and licenses.
9.MISCELLANEOUS
9.1Non-Agency. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between HydroCision and PROCEPT. Except as expressly set forth in this Agreement, neither HydroCision nor PROCEPT shall incur any debts or make any commitments for the other.
9.2Entire Agreement, Amendments, and Waivers. This Agreement and any purchase orders placed by PROCEPT for the manufacture and supply of Licensed Products prior to the Effective Date, constitutes and contains the entire agreement between HydroCision and PROCEPT, and supersedes any and all prior negotiations, conversations, correspondence, understandings, and letters respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the Parties. No delay or omission by any party in exercising any right or power arising from any default by the other Party shall be construed as a waiver of such default, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by a Party. No waiver of any breach of any covenant or other condition shall be construed to be a waiver of or consent to any previous or subsequent breach of the same or of any other covenant or condition.
9.3Severability and Captions. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded. In the event a part or provision of this Agreement is held to be invalid or unenforceable or in conflict with law for any reason, the Parties shall replace any invalid part or provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

9.4Governing Law and Forum. This Agreement shall be governed by and construed under applicable federal law and the laws of the State of Delaware, excluding any conflict of law provisions.
9.5Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be sent via electronic mail and overnight carrier to the addresses indicated in the opening paragraph of this Agreement above.
9.6No Third Party Beneficiaries. Except as expressly set forth herein, nothing in this Agreement shall be construed to give rise to any obligation on either Party hereto for the benefit of a third party. Notwithstanding any other provision in this Agreement that may be read to the contrary, this Agreement does not confer on any person other than HydroCision or PROCEPT any right to bring an action based upon an alleged breach of this Agreement.
9.7Assignment and Change of Control. PROCEPT may assign all of its rights or obligations under this Agreement to any Affiliate without HydroCision’s consent. PROCEPT may also assign all of its rights or obligations under this Agreement to any other person, business or entity pursuant to a merger, a sale of all or substantially all of PROCEPT’s business assets to which this Agreement relates, or a corporate reorganization. The licenses and covenants set forth in this Agreement shall be binding in accordance with its terms on any Third Party successor-in-interest to HydroCision in connection with a merger, sale, or reorganization of HydroCision, or a sale of all or substantially all of HydroCision’s assets to which this Agreement relates. .
9.8Counterparts. This Agreement may be executed in counterparts, and such counterparts may be exchanged via electronic transmission. Each such counterpart shall be deemed an original, and all of which taken together shall be deemed a single document.
[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

HydroCision, Inc. By: /s/ Alain Tranchemontagne Print Name: Alain Tranchemontagne Title: Chief Executive Officer Date: March 14, 2019	PROCEPT BioRobotics Corporation By: /s/ Nikolai Aljuri Print Name: Nikolai Aljuri, Ph.D Title: Chief Executive Officer Date: March 14, 2019
[Signature Page to the Confidential Exclusive Patent License and Covenant Not to Sue]